EXHIBIT 12

BOSTON SCIENTIFIC CORPORATION
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(unaudited)

(in millions)	2007	2006	2005	2004	2003
Fixed charges
Interest expense and debt issuance costs (a)	570	435	90	64	46
Interest portion of rental expense	14	16	13	10	10
Total fixed charges	584	451	103	74	56

Earnings
(Loss) income before income taxes	(495)	(3,535)	891	1,494	643
Fixed charges per above	584	451	103	74	56
Total earnings (deficit), adjusted	89	(3,084)	994	1,568	699

Ratio of earnings to fixed charges (b)	0.15		9.65	21.19	12.48

The calculation above relates to the $3.050 billion of registered debt securities that we had outstanding at December 31, 2007.  See Note H - Borrowings and Credit Arrangements to our 2007 consolidated financial statements included in Item 8 of this Form 10-K for further information regarding the debt securities.

(a) The interest expense included in fixed charges above reflects only interest on third party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by FASB Interpretation No. 48, Accounting for Income Taxes.

(b) For 2006, earnings were deficient by $3.084 billion.